Prudential Investments LLC

655 Broad Street

Newark, New Jersey 07102

December 16, 2016

The Board of Trustees of Advanced Series Trust

655 Broad Street

Newark, New Jersey 07102

Re: Contractual Fee Waiver

Prudential Investments (the "Manager”) hereby agree to cap expenses / reimburse certain expenses and/or waive a portion of their investment management fees as more particularly described and set forth for the Portfolio listed on Exhibit A hereto.

Very truly yours,

Prudential Investments LLC

By: /s/ Timothy S. Cronin
Name: Timothy S. Cronin
Title: Senior Vice President

Exhibit A

AST Bond Portfolio 2028: The Manager has contractually agreed to waive a portion of its investment management fees and/or reimburse certain expenses of the Portfolio so that the Portfolio’s investment management fees plus other expenses (exclusive in all cases of taxes, interest, brokerage commissions, acquired fund fees and expenses, and extraordinary expenses) do not exceed 0.93% of the Portfolio’s average daily net assets through June 30, 2018. This waiver may not be terminated prior to June 30, 2018 without the prior approval of the Trust’s Board of Trustees. Expenses waived/reimbursed by the Manager may be recouped by the Manager within the same fiscal year during which such waiver/reimbursement is made if such recoupment can be realized without exceeding the expense limit in effect at the time of the recoupment for that fiscal year.